EXHIBIT 10.24

     Agreement on Leasing of Production and Operating Premises and Buildings

Party A: Liuzhou Shuangma Electrical Group Company
Party B: Liuzhou OVM Construction Machinery Co., Ltd.

Upon friendly negotiation, both parties hereby reach the following agreement on the lease of part of the production and operating premises and buildings owned by Party A to Party B:

1. Party A shall agree to lease part of its production and operating premises (including the roads outside the factory) and water and electricity facilities to Party B. Party A shall agree to lease part of its buildings (including the old canteen and clinic) to Party B. Please see the attached diagram for the details to be leased.

2. Party A guarantees that Party A shall be entitled to lease the above-mentioned land and buildings to Party B according to the laws and regulations.

3. Party A guarantees that it shall handle all related formalities about the above land and buildings leased to Party B as are required by laws and regulations of the State or administrative procedures, such as, obtaining of the approval of the Workers Deputy Congress and reporting to related authority for approval. Shall Party A fail to handle or finish any necessary formalities that has caused this agreement to become terminated or changed wholly or party, Party A shall compensate Party B for the losses amounted Rmb2 million (rental for two years plus decoration expenses).

4. The annual rental for production and operating premises (including water and electricity facilities) and buildings is Rmb1 million. Such rental shall remain unchanged during the first five years and to be increased by 1% annually thereafter.

5. The above lease of production premises (including water and electricity facilities) and buildings is for a term of 25 years.

6. As this Agreement becomes effective, Party B shall pay a deposit of Rmb80,000 to Party A. The rental of the above-mentioned equipment shall be paid every quarter within first ten days of that quarter amounted to Rmb250,000 and a fine of 0.05% on a daily basis shall be levied if the monthly rental is not paid before the specified time. If Party B delay the payment the rental for more than six months, Party A shall have the right to terminate this Agreement. If Party B also agrees to terminate the Agreement, it shall bear the responsibilities for breaching the Agreement according to Clause 15. If Party B continues to lease the equipment after negotiation, Party B shall pay all rental payable and a fine equals one month rental within 90 days.

7. During the lease period, Party A shall pay all the real-estate-related taxes and fees levied by the State.

8. During the lease period, Party B shall be responsible for the repairs and renewal of above-mentioned buildings and water and electricity facilities. Party B shall have the ownership of added facilities after the lease period. Party A shall assist Party B in providing solutions for the independent metering of water and electricity consumption, with expenses borne by Party B.

9. Party A shall hand over part of the production premises (including water and electricity facilities) and buildings in the production area specified in Clauses 1 and 2 of this Agreement to Party B before December 31, 1999 and rental shall be payable from January 1,2000 onwards. All the rest shall be handed over to Party B before February 15, 2000, and Party B shall be responsible for decoration and the rental shall be payable on April 1, 2000 onwards.



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10.    Party B shall guarantee that it shall use the leased premises (including water and electricity facilities) and buildings for the purpose according to the related laws and regulations, or otherwise Party B shall bear the economic responsibilities resulted from such violation of related laws or regulations.

11. Party B shall use the leased premises (including water and electricity facilities) and buildings specified in Clauses of this Agreement for the industrial production purpose and shall comply with fire safety regulations of the State. If such premises and buildings shall be used for other purposes, prior approval of Party A is necessary.

12. During the effective period of this Agreement, Party B shall be allowed to decorate the leased buildings. If the structure of the buildings shall be changed significantly, prior approval of Party A is necessary. The decoration shall not be dismantled after the expiration of the lease period.

       If Party B has to expand or modify the leased buildings during the effective period of the agreement, prior approval of Party A is necessary, and also shall be accompanied by the approval of the related authorities as when necessary. Party A and Party B shall sign a written agreement on this issue.

13. During the effective period of this Agreement, if Party A needs to transfer the whole or part of leased buildings and premises, Party A shall give one year advance notice to Party B, and Party B shall be given the priority to purchase under the same conditions. If the leased premises and buildings are transferred to others, Party A shall guarantee that the transferee continues to comply with the Agreement.

14. The Agreement shall terminate automatically if the following conditions occur during the effective period of the agreement:

       (1) There happens the force majeure that leads to failure to execute the Agreement.
       (2) The government makes a decision to use the land where the leased buildings are required to be removed.

15. During the effective period of this Agreement, if either party wants to terminate this Agreement in advance, such party shall give two years advance notice to the other party. Any breaching party shall compensate the other party an amount equals two years rental.

16. In order to strengthen the friendly cooperation relation between both parties, Party B shall arrange for its products that require processing to be processed by Party A on the conditions that the same quality, same prices and timing delivery are assured. When other conditions are fulfilled, both parties shall discuss on further cooperation.

17. Party A and Party B should settle the disputes on the performance of the Agreement through negotiation, and may lodge a lawsuit to the people's court if such settlement fails.

18. The Agreement is in six copies, with three copies held by each party. The Agreement shall become effective after signing by the representatives of both parties and affixing the common seals of both parties.

Party A:                                        Party B:
Liuzhou Shuangma Electrical                     Liuzhou OVM Construction
Machinery Group Co.                             Co., Ltd.

/s/ Feng Liulin                                 /s/ Ching Lung Po
--------------------                            -----------------------
Feng Liulin                                      Ching Lung Po


December 11, 1999


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